Exhibit 10.2

699 Eighth StreetSan FranciscoCalifornia 94103company.zynga.com

VIA EMAIL

Bernard Kim

Re:Offer of Employment by Zynga Inc.

Dear Bernard:

I am very pleased to confirm our offer to you of employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of President of Publishing, reporting to the Company’s Chief Executive Officer.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.Starting Salary and Location. Your starting base salary will be five hundred thousand dollars ($500,000) per year, less deductions and withholdings required by law, and will be subject to periodic review and adjustment for increases but not decreases, in accordance with the Company’s then-current policies.  You are currently approved to work remotely from your residence in Los Angeles, California .

2.Annual Bonus. For the 2016 fiscal year, you will be eligible to participate in the Company’s then-applicable bonus program, with a Target Bonus equal to one hundred percent (100%) of your annual base salary and a maximum bonus equal to two hundred percent (200%) of your annual base salary, subject to the terms, conditions, and eligibility requirements of that program; provided, however that for the 2016 fiscal year, you will be guaranteed to receive no less than the Target Bonus, pro-rated for the number of days you are employed by the Company in fiscal year 2016. For fiscal years after 2016, and conditioned upon your continued employment, you will be eligible to participate in the Company’s then-applicable bonus program, if any, subject to the terms, conditions, and eligibility requirements of that program. Other than with respect to fiscal year 2016, whether you receive an annual bonus for any given bonus period, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon the Company’s achievement of its performance benchmarks and your individual performance during the applicable bonus period, as described in more detail in its then-applicable bonus program.

3.Benefits.  You will be eligible to participate in the regular health insurance and other employee benefit plans established by the Company for its employees, as amended from time to time, subject to the terms and conditions of those plans and programs. The Company reserves the right to change, cancel, or otherwise modify, in its sole discretion, the terms and conditions of its benefit plans at any time in the future, with or without notice.

4.Business Travel.  The Company shall reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to the Company's Global Travel and Expense Policy. This includes reimbursement for a monthly Surf Air subscription, to be used by you for the Company’s business purposes and in furtherance of your duties

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and responsibilities hereunder.  These travel expenses may be subject to applicable tax withholdings and the Company will reimburse you for any increased tax liability associated with such reimbursements. To the extent that these travel or any other reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 60 days after the expense is incurred; (b) any such reimbursements will be paid no later than December 31st of the year following the year in which the expense was incurred;(c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (d) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

5.Corporate Housing. The Company will provide corporate housing for you in San Francisco through an approved Company vendor, subject to your continued employment. These housing expenses will be subject to applicable tax withholdings and the Company will reimburse you for any increased tax liability associated with such housing reimbursements. To the extent that these housing amounts or any other reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 60 days after the expense is incurred;(b) any such reimbursements will be paid no later than December 31st of the year following the year in which the expense was incurred; (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (d) the right to reimbursement will not be subject to liquidation or exchange for another benefit.

6.Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, this offer of employment is contingent upon your signing the Company’s standard Employee Invention Assignment and Confidentiality Agreement.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary information of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity.  You represent that your signing of this offer letter, any agreements concerning ZSUs (as defined below) or stock options granted to you under the Plan (as defined below), the Company’s Employee Invention Assignment and Confidentiality Agreement, and your employment with the Company, will not violate any agreement currently in place between you and current or past employers or other entities.

7.Zynga Stock Units.

a.Subject to the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant (the “Plan”), you will receive an award of restricted stock units (“ZSUs”) representing the opportunity to acquire two-million, five-hundred thousand (2,500,000) shares of the Company’s Class A common stock. The right to vesting and settlement of a ZSU award will be subject to your continued service, the restrictions set forth in the Plan, the terms of the ZSU agreement between you and the Company as approved by the Board of Directors (the “Board”), or a committee appointed by the Board, compliance with applicable securities and other laws, and satisfaction of the Vesting Criteria. For purposes of the foregoing, the “Vesting Criteria” means a five (5) year vesting term with the following conditions: (x) the vesting commencement date will occur on the 15th day of the month immediately following your Start Date (as defined below); (y) the award vests as to twenty percent (20%) of the ZSUs (rounded down to the nearest whole ZSU) on the first anniversary of the vesting commencement date, with the balance vesting as to as to five percent (5%) of the ZSUs (rounded down to the nearest whole ZSU except for the last vesting installment) each three (3) months thereafter; and (z) in each case subject to your continued service. Each installment of the ZSUs that vests is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2). Settlement of any vested ZSUs will occur no later than the 15th day of the third calendar month of the year following the year in which the installment of ZSUs is no longer subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulations Section

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1.409A-1(d)) or, if required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by no later than December 31st of the calendar year in which the installment of ZSUs are no longer subject to a substantial risk of forfeiture (subject to any delay in payment required by a Separation from Service).

b.Subject to the terms and conditions of the Plan and subject to the terms and conditions of the ZSU agreement relating to the Target ZSUs (as defined below) (the “Target ZSU Agreement”) between you and the Company as approved by the Board, you will receive an award of ZSUs representing the opportunity to acquire up to five-hundred thousand (500,000) shares of the Company’s Class A common stock (“Target ZSUs”) with the actual percentage of the Target ZSUs that you will receive set forth in the Target ZSU Agreement based on the Company achieving certain performance conditions (as more fully detailed in the Target ZSU Agreement) related to 2017 Bookings (defined below) and (ii) 2017 Adjusted EBITDA Margin (defined below).(the “Performance Conditions”)

For purposes of this Section 7.b, “2017 Bookings” means bookings as described under the heading “Key Financial Metrics” and as reported in the Company’s Form 10-K for the 2017 fiscal year and “2017 Adjusted EBITDA Margin” means  a/b where “a” is the Company’s Adjusted EBITDA for the 2017 fiscal year as described under the heading “Key Financial Metrics” and as reported in the Company’s Form 10-K for the 2017 fiscal year and “b” is the Company’s 2017 Bookings.  The Compensation Committee of the Board shall have sole discretion to determine and certify that each Performance Condition has been met.

Notwithstanding anything to the contrary, if the Company does not achieve at least one of the Performance Conditions, then on the Determination Date the award will immediately be cancelled and no payment will be made with respect to the award.

Subject to approval of the Board or a committee appointed by the Board, in the event of a Change in Control as defined in the Severance Benefit Plan (as defined in Section 9), 100% of the Target ZSUs shall be deemed outstanding and subject to the acceleration provisions of the Severance Benefit Plan.

8.Stock Options.  Subject to approval of the Board (or a committee appointed by the Board), you will receive an option to purchase five million (5,000,000) shares of the Company’s Class A common stock in the aggregate (the “Options”). If approved, the Options will be granted on the 15th day of the month following your Start Date with the Company, and will have an exercise price equal to the fair market value on the date of grant.  The Options will have a ten (10) year term from their date of grant in which they can be exercised (subject to your continued service and the vesting provisions described below) and will be subject to the terms and conditions of the Plan, and option agreement(s) between you and the Company in the form approved by the Board (or a committee appointed by the Board).  The Options will have a five (5) year vesting schedule with the following conditions: (x) their vesting commencement date will occur on the 15th day of the month following your Start Date; (y) the Options will vest as to twenty percent (20%) of the shares subject to the Options (rounded down to the nearest whole share) on the first anniversary of the vesting commencement date, with the balance vesting as to five percent (5%) of the shares subject to the Options (rounded down to the nearest whole share except for the last vesting installment) each three (3) months thereafter; and (z) in each case subject to your continued service.

9.Executive Severance Plan. Subject to approval of the Board or a committee appointed by the Board, you will be eligible to participate in the Zynga Inc. Change in Control Severance Benefit Plan (or any successor thereto) (the “Severance Benefit Plan”), subject to the terms and conditions thereof; provided, however, that if the severance benefits you would receive under Section 10 are greater than the severance benefits you would receive under the Severance Benefit Plan, you will receive the severance benefits outlined Section 10 in lieu of any severance benefits under the Severance Benefit Plan.

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10.Severance for Non-Change in Control.  If you suffer a Separation from Service (within the meaning of Treasury Regulation Section 1.409A-1(h)) due to: (i) the Company terminating your employment without Cause, or (ii) your Constructive Termination, then subject to your (A) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, and (B) delivering to the Company an effective general release of claims in favor of the Company, as to which the seven (7)-day revocation period has expired (without your having revoked) within 60 days following your Separation from Service (the date on which such revocation period expires, the “Release Revocation Date”), then the Company will provide you with the following severance benefits:

a.The Company will pay you an amount equal to one times (1x) your annual base salary at the time of your termination, plus a pro-rated bonus for the fiscal year in which your termination occurs (based on your Target Bonus for the fiscal year in which you have a Separation from Service) (collectively, the “Separation Payments”).  The Separation Payments will be subject to applicable payroll deductions and tax withholdings and paid in a lump sum on the first regular payroll date which is (A) on or following the Release Revocation Date, if the 60th day following your Separation from Service falls in the same calendar year as your Separation from Service, or (B) in the calendar year following your Separation from Service, if the Release Revocation Date occurs in the same calendar year as your Separation from Service and the 60th day following your Separation from Service falls in the calendar year following your Separation from Service, the Company will pay you in a lump sum the Separation Payments that you would have received on or prior to such regular payroll date under the original schedule but for the delay while waiting for such payment, with the balance of the Separation Payments being paid as originally scheduled.

b.If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for twelve (12) months following your Separation from Service (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason), provided that the cost of such coverage will be reported to the tax authorities as taxable income to you.

c.The Company will accelerate the vesting of the ZSUs and the Options such that the shares that would have vested in the one (1) year period following your Separation from Service had your employment not been terminated, if any, shall be deemed fully vested on your termination date, and you shall have three months following your Separation from Service to exercise your vested Options.

11.Definitions.  For purposes of this letter, the definitions of “Cause” and “Constructive Termination” shall be as follows:

“Cause” means, with respect to you (i) any willful, material violation of any law or regulation applicable to the business of the Company, conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (ii) commission of an act of personal dishonesty that involves material personal profit in connection with the Company or any other entity having a business relationship with the Company; (iii) any material breach of any provision of any agreement between the Company and you regarding the terms of service as an employee, officer, director, or consultant to the Company, including without limitation, the willful and continued failure or refusal to perform the material duties required an employee, officer, director or consultant of the Company, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company and you; (iv) willful disregard of a material policy of the Company so as to cause material loss, damage, or injury to the property, reputation, or employees of the Company; or (v) any other misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.  An event, action, or omission by you will not give the Company grounds to involuntarily terminate your employment for Cause unless (A) the Company

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gives you written notice within 30 days after the initial existence of such event, action, or omission that the event, action, or omission by you would give the Company grounds to terminate your employment for Cause, and (B) if capable of being reversed, remedied or cured, such event, action or omission is not reversed, remedied or cured, as the case may be, by you within 30 days of receiving such written notice from the Company.

“Constructive Termination” means the voluntary termination of employment with the Company by you resulting in a Separation from Service after one of the following is undertaken without your written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your employment role as the President of Publishing of the Company as in effect immediately prior to the date of such actions; (ii) the Company changes its Chief Executive Officer within the first two anniversary years immediately following your Start Date; or (iii) a non-temporary relocation of your business office to a location that increases your one way commute by more than 35 miles from the primary location at which you perform duties as of immediately prior to the date of such action. An event or action by the Company will not give you grounds to voluntarily terminate employment as a Constructive Termination unless (A) you give the Company written notice within 30 days after the initial existence of such event or action that the event or action by the Company would give you such grounds to so terminate employment, (B) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than within 30 days of receiving such written notice from you, and (C) you terminate employment within 90 days following the end of the cure period.

12.Potential Code Section 280G Reductions.

a.Anything to the contrary herein notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company or any of its affiliates to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise) (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on you (the “Net After-Tax Amount”) that you would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest.  For purposes of determining the Net After-Tax Amount, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

b.Subject to the provisions of this Section 12.b, all determinations required to be made under this Section 12, including the Net After-Tax Amount and the Reduction Amount pursuant to Section 12.a, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company prior to a “Change in Control” as defined in the Severance Benefit Plan (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company.  Anything in this letter to the contrary notwithstanding, the Reduction Amount shall not exceed the amount of the Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code.  Payments with respect to ZSUs shall be reduced first, followed by Options and then any cash payments (with the reduction occurring first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are). Any determination by the Accounting Firm shall be binding upon the Company and you.

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13. 409A.  It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

14.At Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice, and with or without cause.  In addition, the Company may change your compensation, benefits, duties, assignments, reporting line, responsibilities, location of your position, ability to work remotely, or any other terms and conditions of your employment at any time, to adjust to the changing needs of our dynamic company.  Any statements or representations to the contrary (and any statements contradicting any provision in this letter) are ineffective.  Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continued employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the CEO of the Company.

15.Conflict of Interest.  Prior to starting employment, you will disclose to the Company, in writing, any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company.  During your employment, you agree not to engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest.  You also may not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  By your signature below, you represent that you have disclosed to the Company any outside employment, business or activity in which you currently engage and intend to continue to engage during your employment with the Company.  Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment.  You will be responsible to comply with the Company’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.

16.Authorization to Work.  This offer is also contingent upon proof of identity and work eligibility. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present

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documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

17.Entire Agreement.  This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and (1) supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof and (2) supersede and replace any and all prior offer letters for employment by the Company and terms contained therein.  If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

18.Acceptance. The date on which you commence employment shall be your “Start Date” for purposes of this offer letter.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

Should you have anything else that you wish to discuss, please do not hesitate to call me.  We look forward to the opportunity to welcome you to the Company.

Very truly yours,

ZYNGA INC.

By: /s/ Devang Shah

      Devang Shah

      Senior Vice President, General Counsel, and Secretary

Delivered contemporaneously/incorporated:  Employee Invention Assignment and Confidentiality Agreement

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I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Bernard Kim

Bernard Kim

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